Registration No. 333-161727

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Changyou.com Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	98-0549988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Changyou Building, Raycom Creative Industrial Park

No. 65 Bajiao East Road, Shijingshan District

Beijing 100043, China

(Address of Principal Executive Offices, Including Zip Code)

Changyou.com Limited 2008 Share Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

U.S.A

(212) 894-8940

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Timothy B. Bancroft

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.  1 relates to the Registration Statement on Form S-8 (Registration No. 333-161727) filed by Changyou.com Limited, a Cayman Islands company (the “Registrant”), on September 4, 2009 (the “Registration Statement”) under the Securities Act of 1933. The Registration Statement registered 20,000,000 Class A ordinary shares, par value $0.01 per share, of the Registrant for issuance under the Changyou.com Limited 2008 Share Incentive Plan.

On April 17, 2020, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated January 24, 2020 (the “Merger Agreement”), among the Registrant; Sohu.com (Game) Limited, a Cayman Islands company (“Sohu Game”) and an indirect wholly owned subsidiary of Sohu.com Limited, a Cayman Islands company (“Sohu.com”); and Changyou Merger Co. Limited, a Cayman Islands company and a direct wholly owned subsidiary of Sohu Game (“Merger Co.”). Pursuant to the Merger Agreement, Merger Co. was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct and indirect wholly-owned subsidiary of Sohu.com.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on April 17, 2020.

Changyou.com Limited

By:	/s/ Yaobin Wang
Name:	Yaobin Wang
Title:	Chief Financial Officer

Note: In reliance on Rule 478 under the Securities Act of 1933, only the Registrant has signed this Post-Effective Amendment No. 1.